SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

: Filed by the Registrant    Filed by a Party other than the Registrant 9

Check the appropriate box:

9 Preliminary Proxy Statement
9 Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
: Definitive Proxy Statement
9 Definitive Additional Materials
9 Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CTI INDUSTRIES CORPORATION
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

: No Fee Required

CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Barrington, Illinois 60010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD ON NOVEMBER 10, 2006

To: Shareholders of CTI Industries Corporation

The annual meeting of the shareholders of CTI Industries Corporation will be held at The Holiday Inn Crystal Lake, 800 South Route 31, Crystal Lake, Illinois, 60014, on Friday, November 10, 2006 at 10:00 a.m., Central Standard Time, for the following purposes:

1.	To elect 7 directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

2.	To ratify the appointment of Weiser LLP as auditors of the Corporation for 2006 (Item No. 2 on proxy card); and

3.	To transact such other business as may properly come before the meeting.

The close of business on Tuesday, October 3, 2006, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

October 6, 2006	/s/Stephen M. Merrick
Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the annual meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

CTI INDUSTRIES CORPORATION
22160 North Pepper Road
Barrington, Illinois 60010

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting (the “Annual Meeting”) of CTI Industries Corporation (the “Company”), an Illinois corporation, to be held at 10:00 a.m. Central Daylight Savings Time on Friday, November 10, 2006, at The Holiday Inn Crystal Lake, 800 South Route 31, Crystal Lake, Illinois 60014. The proxy materials are being mailed to shareholders of record at the close of business on Tuesday, October 3, 2006.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

Only shareholders of record at the close of business on Tuesday, October 3, 2006, are entitled to vote at the Annual Meeting. On that day, there were 2,130,192 shares of Common Stock outstanding. Each share has one vote. A simple majority of the outstanding shares of Common Stock is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. The Company's Articles of Incorporation grants the holders of Common Stock the right to elect up to seven total directors, and seven directors will be elected by the Company's Common Stockholders at this meeting. The Common Stock does not possess cumulative voting rights, and the election of directors will be by the vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting. The ratification of auditors will require the vote of a simple majority of the shares of Common Stock present at the Annual Meeting by person or proxy. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares of record held by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials, “FOR” proposal 2, and “FOR” proposal 3.

Stock Ownership by Management and Others

The following table provides information concerning the beneficial ownership of the Company’s common stock by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of October 3, 2006. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding common stock of the Company as of October 3, 2006.

The amounts and percentage of stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after October 3, 2006. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Percentage of class is based on 2,036,474 shares of common stock outstanding as of October 3, 2006.

Name and Address (1)	Shares of Common Stock Beneficially Owned (2)	Percent of Common Stock
John H. Schwan	744,228(3)	31.05%(4)
Stephen M. Merrick	698,123(5)	29.41%(4)
Howard W. Schwan	176,676(6)	8.09%(4)
Brent Anderson	67,385(7)	3.10%(4)
Samuel Komar	32,739(8)	1.51%(4)
Steve Frank	29,049(9)	1.35%(4)
Timothy Patterson	15,488(10)	*
Stanley M. Brown 1140 Larkin Wheeling, IL 60090	9,532(11)	*
Bret Tayne 6834 N. Kostner Avenue Lincolnwood, IL 60712	9,532(12)	*
Michael Avramovich 70 W. Madison Street, Suite 1400 Chicago, IL 60602	1,000(13)	*
John Collins (Director Nominee) 262 Pine Street Deerfield, IL 60015	1,000(14)	*
All Current Directors and Executive Officers as a group (10 persons)	1,784,752	63.00%(4)
_______________
* Less than one percent

(1)	Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes warrants to purchase up to 151,515 shares of Common Stock at $3.30 per share, warrants to purchase up to 93,000 shares of Common Stock at $4.87 per share, options to purchase 15,873 shares of Common Stock at $6.93 per share granted under the Company’s 1997 Stock Option Plan and options to purchase up to 5,953 shares of Common Stock at $2.55 per share granted under the Company’s 2002 Stock Option Plan.

(4)	Assumes the exercise of all warrants and options owned by the named person into shares of Common Stock.

(5)
Includes warrants to purchase up to 151,515 shares of Common Stock at $3.30 per share, warrants to purchase up to 70,000 shares of Common Stock at $4.87 per share, options to purchase 15,873 shares of Common Stock at $6.93 per share granted under the Company’s 1997 Stock Option Plan and options to purchase up to 5,953 shares of Common Stock at $2.55 per share granted under the Company’s 2002 Stock Option Plan.

(6)
Includes options to purchase up to 15,873 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 23,810 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 14,286 shares of Common Stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan.

(7)
Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 17,858 shares of Common Stock at $1.47 per share, granted under the Company’s 2001 Stock Option Plan, options to purchase up to 8,929 shares of Common Stock at $2.31 per share and options to purchase up to 10,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

(8)
Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 8,334 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan, options to purchase up to 11,905 shares of Common Stock at $1.47 per share granted under the Company’s 2001 Stock Option Plan, options to purchase 7,500 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and 238 shares of Common Stock held by immediate family members.

(9)
Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 8,334 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan, options to purchase up to 5,953 shares of Common Stock at $1.47 per share granted under the Company’s 2001 Stock Option Plan and options to purchase up to 10,000 of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

(10)
Includes options to purchase up to 5,000 shares of Common Stock at $2.29 per share, options to purchase up to 10,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and 488 shares of Common Stock.

(11)
Includes options to purchase up to 1,984 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 3,572 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,976 shares of Common Stock at $2.31 per share and options to purchase 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

(12)
Includes options to purchase up to 1,984 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 3,572 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,976 shares of Common Stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan.

(13)	Includes options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 stock Option Plan.

(14)	Includes options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

PROPOSAL ONE - ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to serve for one-year terms expiring on the date of the Annual Meeting in 2007. All directors will be elected by holders of the Company’s Common Stock. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL OF THE NOMINEES

Information Concerning Nominees

The following is information concerning nominees for election as directors of the Company as of October 3, 2006. Messrs. John Schwan, Howard Schwan, Merrick, Brown, Collins, Tayne and Avramovich are presently directors of the Company.

JOHN H. SCHWAN, age 63, Chairman. Mr. Schwan has been an officer and director of the Company since January, 1996. Mr. Schwan has been an executive officer of Rapak, L.L.C or affiliated companies for over the last 15 years. Mr. Schwan has over 20 years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army Infantry in Vietnam from 1966 to 1969, where he attained the rank of First Lieutenant.

HOWARD W. SCHWAN, age 52, President. Mr. Schwan has been associated with the Company for 22 years, principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November, 1990, was appointed as a director in January, 1996, and was appointed as President in June, 1997.

John Schwan and Howard Schwan are brothers.

STEPHEN M. MERRICK, age 64, Executive Vice President and Secretary. Mr. Merrick was President of the Company from January, 1996 to June, 1997 when he became Chief Executive Officer of the Company. In October, 1999, Mr. Merrick became Executive Vice President. Mr. Merrick is Of Counsel to the law firm of Vanasco Genelly & Miller of Chicago, Illinois and has been engaged in the practice of law for more than 40 years. Mr. Merrick is also Senior Vice President, Director and a member of the Management Committee of Reliv International, Inc. (NASDAQ), a manufacturer and direct marketer of nutritional supplements and food products.

STANLEY M. BROWN, age 60, Director. Mr. Brown was appointed as a director of the Company in January, 1996. Since March, 1996, Mr. Brown has been President of Inn-Room Systems, Inc., a manufacturer and lessor of in-room vending systems for hotels. From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain.

BRET TAYNE, age 47, Director. Mr. Tayne was appointed as a director of the Company in December, 1997. Mr. Tayne has been the President of Everede Tool Company, a manufacturer of industrial cutting tools, since January, 1992. Prior to that, Mr. Tayne was Executive Vice President of Unifin, a commercial finance company, since 1986. Mr. Tayne received a Bachelor of Science degree from Tufts University and an MBA from Northwestern University.

MICHAEL AVRAMOVICH, age, 54, Director. Mr. Avramovich is a principal of the law firm of Avramovich & Associates, P.C. of Chicago, Illinois, and has been engaged in the practice of law for over 7 years. Prior to the practice of law, Mr. Avramovich was an Associate Professor of Accounting and Finance at National-Louis University in Chicago, Illinois. Mr. Avramovich has also worked in various financial accounting positions at Molex International, Inc. of Lisle, Illinois. Mr. Avramovich received a Bachelor of Arts degree in History and International Relations from North Park University, a Master of Management, Accounting and Information Systems, and Finance from Northwestern University, a Juris Doctorate from the John Marshall Law School and an L.L.M. in International and Corporate Law from Georgetown University Law Center.

JOHN I. COLLINS, age 46, Director Nominee. Mr. Collins is the Chief Administrative Officer and the former Chief Financial Officer of Mid-States Corporate Federal Credit Union (“MSCFCU”), a $4.5 billion wholesale financial institution located in Warrenville, Illinois. Prior to his affiliation with MSCFCU in 2001, Mr. Collins was employed as both a Controller and Chief Financial Officer by Great Lakes Credit Union (“GLCU”), a $350 million financial institution located in North Chicago, Illinois. Mr. Collins is currently the Treasurer of the Illinois Credit Union Executives Society, and is a former member of the Chicago Federal Reserve Bank Advisory Group. Mr. Collins received a Bachelor of Arts degree in Economics, History and English from Ripon College, and a Masters in Business Administration from Emory University. Mr. Collins has also participated in the Kellogg Management Institute and the Consumer Marketing Strategy programs at Northwestern University on a post-graduate basis.

Executive Officers Other Than Nominees

BRENT ANDERSON, age 40, Vice President of Manufacturing. Mr. Anderson has been employed by the Company since January, 1989, and was named Vice President of Manufacturing in June of 1997. Mr. Anderson has held several managerial positions within the company including Plant Engineer and Plant Manager. In such capacities Mr. Anderson was responsible for designing and/or installing much of the Company’s manufacturing equipment. Mr. Anderson earned a Bachelor of Science Degree in Manufacturing Engineering from Bradley University.

SAMUEL KOMAR, age 50, Vice President of Marketing. Mr. Komar has been employed by the Company since March of 1998, and was named Vice-President of Sales in September of 2001. Mr. Komar has worked in sales for more than 20 years, and prior to his employment with the Company, Mr. Komar was with Bob Gable & Associates, a manufacturer of sporting goods. Mr. Komar received a Bachelor of Science Degree in Sales and Marketing from Indiana University.

TIMOTHY PATTERSON, age 45, Vice President of Finance and Administration. Mr. Patterson has been employed by the Company as Vice President of Finance and Administration since September, 2003. Prior to his employment with the Company, Mr. Patterson was Manager of Controllers for the Thermoforming Group at Solo Cup Company for two years. Prior to that, Mr. Patterson was Manager of Corporate Accounting for Transilwrap Company for three years. Mr. Patterson received a Bachelor of Science degree in finance from Northern Illinois University and an MBA from the University of Illinois at Chicago.

STEVEN FRANK, age 45, Vice President of Sales. Mr. Frank has been employed by the Company in a sales capacity since July, 1996. Mr. Frank was hired as Sales Manager Wholesale Division and in March 1998 was promoted to National Sales Manager and most recently to Vice President of Sales in May 2005. Mr. Frank is responsible for all sales functions of the Novelty Division.

Committees of the Board of Directors

The Company's Board of Directors has standing Audit, Compensation and Nominating Committees. The Board of Directors met four times during 2005. No director attended less than 75% of the combined Board of Directors and Committee meetings.

The Compensation Committee is composed of Stanley M. Brown, John I. Collins and Bret Tayne. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met one time during 2005.

The Nominating Committee is composed of Stanley M. Brown and John I. Collins. The Nominating Committee identifies and reviews potential candidates for the Board of Directors and makes recommendations concerning potential candidates for the Board of Directors of the Company. The Nominating Committee did not meet separately during 2005.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Mr. Tayne, Mr. Brown, Mr. Collins and Mr. Avramovich. Mr. Avramovich has been designated and is the Company’s “Audit Committee Financial Expert” pursuant to paragraph (h)(1)(i)(A) of Item 401 of Regulation S-K of the Exchange Act. The Audit Committee held four meetings during fiscal year 2005, including quarterly meetings with management and independent auditors to discuss the Company’s financial statements. Mr. Avramovich and each appointed member of the Audit Committee satisfies the definition of “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee,” as follows:

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Committee has discussed with the independent auditors the auditor’s independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to future shareholder approval at the Company’s 2006 annual meeting of shareholders, the selection of Weiser LLP as the Company’s independent auditors.

Michael Avramovich, Audit Committee Chair
Bret Tayne, Audit Committee Member
Stanley M. Brown, III, Audit Committee Member
John I. Collins, Audit Committee Member

Nominating Committee

In 2005, the Company established a Nominating Committee. The Nominating Committee consists of two directors, Stanley M. Brown III and John I. Collins. The Nominating Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the listing standards for the NASDAQ Stock Market.

The Nominating Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management and the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. In light of the foregoing, and the fact that one new independent director was elected to the Board in 2004, it is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating Committee to perform its duties.

The Nominating Committee did not meet separately during 2005. All of the independent directors of the Board of Directors of the Company participated in the nominating process and voted in favor of the nomination of the of the persons nominated for election as directors at the Annual Meeting of Stockholders to be held on November 10, 2006.

Executive Compensation

The following table sets forth a summary of the compensation paid or accrued during the last three fiscal years by the Company to its President, Chief Executive Officer and any other officer who was an officer of the Company at December 31, 2005, and who received compensation in excess of $100,000 (“Named Executive Officers”).

Summary Compensation Table

		Annual Compensation	Long Term Compensation
Name and Principal Position	Year	Salary	Underlying Options # of Shares	All Other Compensation
		$		($)
Howard W. Schwan - President	2005	$138,000		$20,280(1)
	2004	$153,000		$12,705(2)
	2003	$162,500		$17,445(3)

Steven Frank - VP of Sales	2005	$97,000	10,000
	2004	$85,000
	2003	$85,000

Brent Anderson - VP of Manufacturing	2005	$105,000	10,000
	2004	$99,000
	2003	$95,000

Samuel Komar - VP of Marketing	2005	$104,200	7,500
	2004	$104,200
	2003	$104,200

Timothy Patterson - VP of Finance	2005	$92,500	10,000
	2004	$92,500
	2003	$85,000	5,000

(1) Includes Payment of Country Club Dues of $5,520, Employer matching contributions to the company's 401(k) plan, a defined contribution plan of $2,760 and Directors Fees paid to the directors of our UK subsidiary CTI Balloons Ltd of $12,000.

(2) Includes Payment of Country Club Dues of $5,520, Employer matching contributions to the company's 401(k) plan, a defined contribution plan, of $4,685, premiums on Life Insurance policy on which Mr. Schwan's estate is entitled to death benefits, $2,500.00.

(3) Includes Payment of Country Club Dues of $5,520, Employer matching contributions to the company's 401(k) plan, a defined contribution plan of $1,925 and premiums on Life Insurance policy on which Mr. Schwan's estate is entitled to death benefits, $10,000.

The Company has never granted any stock appreciation rights. During the period from January 1, 1999 to December 31, 2003, there have been no awards or payments made for long-term incentive compensation (other than stock option and warrant grants) and there have been no restricted stock grants to any of the Named Executive Officers.

Certain Named Executive Officers have received warrants to purchase Common Stock of the Company in connection with their guarantee of certain bank loans secured by the Company and in connection with their participation in a private offering of notes and warrants conducted by the Company. See “Board of Director Affiliations and Related Transactions” below.

The following table provides information related to options to purchase our common stock granted to Named Executives during the fiscal year ended December 31, 2005:

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Grantee	# of Options	% of Total Options Granted to Employees	Exercise Price	Expiration Date	5% ($)	10% (%)
Schwan, Howard	0
Komar, Sam	7,500	9.50%	2.88	12/30/2015	$13,584.12	159.40%
Anderson, Brent	10,000	12.70%	2.88	12/30/2015	$18,112.17	159.40%
Patterson, Tim	10,000	12.70%	2.88	12/30/2015	$18,112.17	159.40%
Frank, Steve	10,000	12.70%	2.88	12/30/2015	$18,112.17	159.40%
Collins, John	1,000	1.30%	2.88	12/30/2015	$1,811.21	159.40%
Brown, Stanley	1,000	1.30%	2.88	12/30/2015	$1,811.21	159.40%
Tayne, Bret	1,000	1.30%	2.88	12/30/2015	$1,811.21	159.40%
Avromovich, Michael	1,000	1.30%	2.88	12/30/2015	$1,811.21	159.40%

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year End (#) Exercisable/Unexercisable	Value of Unexercised In- the- Money Options at Fiscal Year End ($) Exercisable/Unexercisable
John H. Schwan	0	0	21,826/0	$2,143/0(1)
Howard W. Schwan	0	0	53,968/0	$32,859/0 (1)
Stephen M. Merrick	0	0	21,826/0	$2,143/0(1)
Brent Anderson	0	0	41,549/0	$25,715/0(1)
Samuel Komar	0	0	32,501/0	$25,869/0 (1)
Timothy Patterson	0	0	15,000/0	$3,400/0(1)
Stanley M. Brown	0	0	9,532/0	$1,816/0(1)
Bret Tayne	0	0	9,532/0	$5,459/0(1)
Michael Avramovich	0	0	1,000/0	$30/0(1)
John Collins	0	0	1,000/0	$30/0(1)

(1) The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company’s Common Stock on December 31, 2004.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2005:

	( a )	( b )	( c )

			Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise	equity compensation plans
	upon exercise of	price of outstanding	(excluding securities
Plan Category	outstanding options	outstanding options	reflected in Column (a) )

Equity compensation plans
approved by security holders

2002 Stock Option Plan	135,954	$2.61	25,382
2001 Stock Option Plan	44,050	1.84	74,335
1999 Stock Option Plan	53,574	1.89	91,468
1997 Stock Option Plan	94,448	6.51	28,570
Outside Options	23,810	2.10	23,810

Equity compensation plans
not approved by security holders	-
Total	351,836	$3.42	243,564

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of the Company is composed of Stanley M. Brown, John I. Collins and Bret Tayne. All members of the Compensation Committee are independent directors. None of the members of the Compensation Committee is an officer or employee of our Company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives of the Company to the Board of Directors. The full Board of Directors of the Company is responsible for setting and administering salaries, bonus payments and other compensation awards to executives of the Company.

Compensation Philosophy

The philosophy of the Compensation Committee, and of the Board of Directors of the Company, regarding executive compensation includes the following principal components:

To attract and retain quality executive talent, which is regarded as critical to the long and short-term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

To provide a reasonable level of base compensation to senior executives.

To create a mutuality of interest between executive officers of the Company and shareholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic decision making and its effect on shareholder value.

The Compensation Committee has recommended, and the Board of Directors has determined, to take appropriate action to comply with the provisions of Section 162(m) of the Internal Revenue Code so that executive compensation will be deductible as an expense to the fullest extent allowable.

The Company’s executive compensation program consists of two key elements: (i) an annual component consisting of base salary and (ii) a long-term component, principally stock options.

Annual Base Compensation

The Compensation Committee recommends annual salary levels for each of the Named Executives, and for other senior executives of the Company, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives of the Company are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace. Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of operation of the Company, sales, shareholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

Long-Term Component - Stock Options

The long-term component of compensation provided to executives of the Company has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a significant portion of the total compensation to executives be in the form of incentive stock options. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the date of the grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company’s Common Stock occurs over a specified number of years.

The magnitude of the stock option awards are determined annually by the Compensation Committee and the Board of Directors. Generally, the number of options granted to an executive has been based on the relative salary level of the executive.

On December 30, 2005, incentive stock options to purchase up to 10,000, 10,000, 10,000, 1,000, 1,000, 1,000 and 1,000 shares of the Company’s Common Stock were granted to Messrs. Brent Anderson, Steven Frank, Timothy Patterson, Bret Tayne, Stanley M. Brown, Michael Avromovich, and John Collins, respectively, under the 2002 Stock Option Plan (the “2002 Plan”). On December 31, 2003, options to purchase up to 5,000 shares of the Company’s Common Stock were granted to Timothy Patterson under the 2002 Stock Option Plan.

There were no other stock options granted to any of the Named Executives in 2003, 2004 or 2005.

CEO Compensation

The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer of the Company as it does for other senior executive officers of the Company.

In 1997, the Company entered into an Employment Agreement with Howard W. Schwan, President of the Company, providing that Mr. Schwan’s base annual compensation would not be less than $135,000. During 2003, 2004 and 2005, upon the recommendation of the Compensation Committee, the base salary of Mr. Schwan was $162,500, $153,000 and $138,000, respectively.

The Compensation Committee has evaluated the compensation of Mr. Schwan in light of the results of operation of the Company and in comparison to compensation levels of similar companies. The Compensation Committee determined that Mr. Schwan’s level of base compensation be $138,000.

Compensation Committee:
Bret Tayne
Stanley M. Brown, III
John I. Collins

Comparative Stock Price Performance Graph

The following graph compares, for the period January 1, 2001 to December 31, 2005, the cumulative total return (assuming reinvestment of dividends) on the Company’s Common Stock with (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group including S&P 500 Specialty Stores. The graph assumes an investment of $100 on January 1, 2001, in the Company’s Common Stock and each of the other investment categories.

Comparison of Cumulative Total Return

		INDEXED RETURNS
	Base	Years Ending
	Period
Company / Index	Oct00	Dec00	Dec01	Dec02	Dec03	Dec04
CTI INDUSTRIES CORP	100	53.33	93.33	397.46	143.49	92.06
NASDAQ U.S. INDEX	100	72.95	57.87	40.01	59.82	65.10
S&P 500 SPECIALTY STORES	100	86.63	139.84	124.30	167.37	176.08

Employment Agreements

In June, 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of not less than $135,000. The term of the Agreement was through June 30, 2002 and is automatically renewed thereafter for successive one year terms. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company’s confidential information, establishes the Company’s right to inventions created by Mr. Schwan during the term of his employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of three years after the date of termination of the Agreement.

Director Compensation

John Schwan was compensated in the amount of $24,000 in fiscal 2005 for his services as Chairman of the Board of Directors. Further, he received an additional $12,000 in directors fees in 2005 from CTI Balloons Limited located in the United Kingdom. Directors other than members of management received a fee of $1,000 for each Board meeting attended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2004, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial shareholders were complied with.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior executive and financial officers. The Company’s Code of Ethics seeks to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure of information to the Commission, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code to predesignated persons, and (v) accountability for adherence to the Code. A copy of the Company’s Code of Ethics has been included as Exhibit A to this proxy statement.

Board of Directors Affiliations and Related Transactions

Stephen M. Merrick, Executive Vice President and Secretary of the Company, is a principal of the law firm of Merrick & Associates, P.C.which served as general counsel for the Company during portions of 2005 and is also Of Counsel to Vanasco, Genelly & Miller, a law firm who provided services to the Company in 2005. In addition, Mr. Merrick is a principal stockholder of the Company. During 2005, Mr. Merrick and such firms were paid total fees and compensation by the Company and subsidiaries in the amount of $165,000.

John H. Schwan is a principal of Shamrock Packaging. The Company purchased a total of $165,000 in packaging materials from Shamrock Packaging during 2005.

During portions of 2005, John H. Schwan was an officer of an affiliate of Rapak L.L.C. Rapak purchased an aggregate of $ 6,860,000 in goods from the Company in 2005.

Messrs. Schwan and Merrick made advances to the Company’s Mexican affiliate, Flexo Universal in the amount of $112,500 and $141,900 respectively, in 2005. Additionally, in 2005, Messrs. Schwan and Merrick advanced $130,000 and $155,000, respectively, to the Company’s UK affiliate, CTI Balloons, Ltd. These advances are reflected in demand notes bearing interest at the rate of 7% per annum. Mr. Merrick also advanced $19,209 to the Company in December 2005.

In July, 2001, certain members of Company management were issued warrants to purchase 119,050 shares of the Company’s common stock at an exercise price of $1.50 per share in consideration of their facilitating, securing and guaranteeing bank loans to the Company in the amount of $1.4 million and for advancing additional monies to the Company that were repaid in 2001. Mr. Schwan and Mr. Merrick exercised these warrants on June 12, 2006.

On January 10, 2006, an officer of Flexo Universal, Pablo Gortazar, acquired all rights in a loan of a credit union to Flexo Universal and CTF International, both Mexican subsidiaries of the Company, for the book value of the loan. The principal amount of the obligation of Flexo Universal and CTF International acquired was $191,000 and such amount bears interest at the rate of 9.5% per annum.

On February 1, 2006, Mssrs. John Schwan and Stephen Merrick each loaned to the Company the sum of $500,000 in exchange for five year subordinated notes and warrants to purchase up to 151,515 shares of common stock of the Company, each.

Interest paid to related parties during 2005 was $ 146,898.

The Company believes that each of the transactions set forth above were entered into, and any future related party transactions will be entered into, on terms as fair as those obtainable from independent third parties. All related party transactions must be approved by a majority of disinterested directors and subject to review in the context of the Company’s Code of Ethics.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE SEVEN NOMINEES FOR DIRECTOR NAMED IN PROPOSAL NO. 1.

PROPOSAL TWO - SELECTION OF AUDITORS

WEISER LLP

The Board of Directors has selected and approved Weiser, L.L.P. as the independent registered public accounting firm to audit our financial statements for 2006, subject to ratification by the stockholders. It is expected that a representative of the Firm of Weiser, L.L.P. will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Billed By Independent Public Accountants

The following table sets forth the amount of fees billed by Weiser, L.L.P. for services rendered for the years ended December 31, 2004 and 2005:

	2005 Amount	2004 Amount
Audit fees (1)	$310,500	$238,000
Other audit related fees (2)	$0	$0
All other fees(3)	$23,000	$15,000

Total fees	$333,500	$253,000

(1)	Includes the annual financial statement audit and limited quarterly reviews and expenses.

(2)	Includes fees and expenses for other audit related activity provided by Eisner, LLP.

(3)	Primarily represents tax services, which include preparation of tax returns and other tax consulting services.

All audit, tax and other services to be performed by Weiser LLP for the Company must be pre-approved by the Audit Committee. The Audit Committee reviews the description of services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2004, all services performed by Eisner, LLP, the Company’s previous independent auditors, were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee of the Board of Directors reviews all relationships with its independent auditors, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee of the Board of Directors considered the effect of Weiser LLP’s tax services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Weiser LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION.

Stockholder Proposals for 2006 Proxy Statement

Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 2006 Annual Meeting of Stockholders, which is tentatively scheduled to be held on June 8, 2007 should be addressed to the Secretary, CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010, and must be received at such address no later than December 31, 2006. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Other Matters to Be Acted Upon at the Meeting

The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

Dated: October 6, 2006	BY ORDER OF THE
BOARD OF DIRECTORS

/s/Stephen M. Merrick
Stephen M. Merrick, Secretary

EXHIBIT A

CTI INDUSTRIES CORPORATION

Code of Ethics
for Senior Executive and Financial Officers

I. General

The policy of CTI Industries Corporation (the “Company”) is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Senior executive and financial officers hold an important and elevated role in maintaining a commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company’s public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Controller and any other senior executive or financial officers performing similar functions and so designated from time to time by the Chief Executive Officer (the “Senior Executive and Financial Officers”). This Code of Ethics shall be approved annually by the Audit Committee of the Board of Directors (the “Committee”) and disbursed to the public by means of one of the methods described in Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

II. Honest and Ethical Conduct

Senior Executive and Financial Officers are expected to exhibit and promote the highest standards of honest and ethical conduct, by, among other things, their adherence to the following policies and procedures:

•
Senior Executive and Financial Officers shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•
Senior Executive and Financial Officers shall inform the Company’s Corporate Counsel or, in his absence, the Chairman of the Committee of (a) deviations in practice from policies and procedures governing honest and ethical behavior or (b) any material transaction or relationship that could reasonably be expected to create a conflict of interest.

•
Senior Executive and Financial Officers shall demonstrate personal support for the policies and procedures set forth in this Code of Ethics through periodic communications reinforcing these principles and standards throughout the Company.

•
Senior Executive and Financial Officers shall respect the confidentiality of information acquired in performance of one’s responsibilities and shall not use confidential information for personal advantage.

III. Financial Records and Periodic Reports

The Company is committed to full, fair, accurate, timely and understandable disclosures in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules) and (b) required the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company’s accounting records. In addition to performing their duties and responsibilities under these requirements, each of the Senior Executive and Financial Officers will establish and manage the Company’s reporting systems and procedures with due care and diligence to ensure that:

•	Reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts.

•
Business transactions are properly authorized and completely and accurately recorded in all material respects on the Company’s books and records in accordance with generally accepted accounting principles and the Company’s established financial policies.

•	Retention or disposal of Company records is in accordance with established Company policies and applicable legal and regulatory requirements.

IV. Compliance with Applicable Laws, Rules and Regulations

The policy of the Company is to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Accordingly, the Senior Executive and Financial Officers will comply with all applicable governmental laws, rules and regulations, and will establish and maintain mechanisms to:

•	Monitor compliance of the Company’s finance organization and other key employees with all applicable federal, state and local statutes, rules, regulations and administrative procedures.

•	Identify, report and correct any detected deviations from applicable federal, state and local statutes, rules, regulations and administrative procedures.

V. Compliance with Code of Ethics

The Senior Executive and Financial Officers shall acknowledge and certify their ongoing compliance with this Code of Ethics annually and provide a copy of such certification to the Committee. This Code of Ethics will be published and made available to all employees, and any employee should promptly report any violation of this Code of Ethics to the General Counsel or, in his or her absence, the Chairman of the Committee. The Board of Directors shall take appropriate action with respect tot he failure of any Senior Executive or Financial Officer to comply with this Code of Ethics, which may include reprimand, demotion or dismissal, depending on the seriousness of the offense.

Adopted: April, 2004